CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axion Power International, Inc.
3601 Clover Lane
New Castle, Pennsylvania 16105

We consent to the use of our report dated March 30, 2011, in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No.333-164352), with respect to the consolidated balance sheets of Axion Power International, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and for the period since inception (September 18, 2003) through December 31, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
April 20, 2011